Exhibit 5.1
PATTON BOGGS LLP
1801 California St., Suite 4900
Denver, Colorado 80202
(303) 830-1776
April 20, 2009
Board of Directors
Double Eagle Petroleum Co.
1675 Broadway, Suite 2200
Denver, Colorado 80202
     Re: Registration Statement on Form S-4
Dear Ladies and Gentlemen:
     We have acted as special counsel to Double Eagle Petroleum Co., a Maryland corporation (the “Company”), in connection with the issuance and sale by the Company of an aggregate of up to 1,792,741 shares of common stock, par value $0.10 per share (the “Stockholder Common Stock”), of the Company to the stockholders of Petrosearch Energy Corporation, a Nevada corporation (“Petrosearch”), pursuant to an Agreement and Plan of Merger, dated March 30, 2009 (the “Merger Agreement”), by and among the Company, DBLE Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of the Company, and Petrosearch. We further understand that up to an aggregate of 33,610 shares of the Company’s common stock, par value $0.10 per share (“Warrant Common Stock”), will be issuable upon exercise of the outstanding Petrosearch warrants, as evidenced by the applicable Warrant Agreements, that are being assumed by the Company pursuant to the Merger Agreement.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company’s Registration Statement on Form S-4 as filed with the U.S. Securities and Exchange Commission (the “Commission”) on April 20, 2009; (ii) a specimen certificate representing the Common Stock; (iii) the Articles of Incorporation, as amended, of the Company, as currently in effect; (iv) the Bylaws, as amended, of the Company, as currently in effect; (v) the outstanding Warrant Agreements being assumed by the Company; and (vi) certain resolutions adopted by the Board of Directors of the Company with respect to the Merger Agreement and the issuance of the shares of Common Stock contemplated thereby. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinion set forth herein.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, its directors and officers, had the power, corporate or other, to enter into and perform all obligations thereunder and we also have assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.
     The opinions expressed herein are limited exclusively to the federal laws of the United States of America and the laws of the State of Maryland, including the Maryland General Corporation Law in effect as of the date hereof, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.
     Based upon and subject to the foregoing, and assuming the due execution and delivery of certificates representing the shares of Stockholder Common Stock and Warrant Common Stock in the form examined by us, we are of the opinion that: (a) the shares of Stockholder Common Stock to be issued by the Company pursuant to the Merger Agreement, when issued in accordance with the terms of the Merger Agreement, will be duly authorized, validly issued, fully paid and nonassessable; and (b) the shares of Warrant Common Stock, when issued and delivered by the Company against payment therefore in accordance with the applicable Warrant Agreement, will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Opinion” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

PATTON BOGGS LLP

/s/ PATTON BOGGS LLP